EXHIBIT 2.1
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                             TERMINATION NOTICE



                                                       June 15, 2007



Kaanapali Land, LLC
900 North Michigan Avenue
Suite 1400
Chicago, IL  60611


Pursuant to Article Twelfth of the Plan and Agreement of Merger merging KLLLC Mergerco, LLC ("KLLLC") with and into Kaanapali Land, LLC (the "Company") dated April 9, 2007 (the "Agreement"), KLLLC hereby notifies the Company that it terminates the Agreement effective immediately.



KLLLC MERGERCO, LLC



By:   /s/ Paul Nielsen
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      Name:   Paul Nielsen
      Title:  Vice President



ACKNOWLEDGED AS OF THE DATE HEREOF

KAANAPALI LAND, LLC


By:   /s/ Gary Nickele
      ------------------------------
      Name:   Gary Nickele
      Title:  President